TURBOCHEF TECHNOLOGIES, INC.
AMENDMENT TO
2003 STOCK INCENTIVE PLAN

Background

           TurboChef Technologies, Inc. (the “Company”) adopted its 2003 Stock Incentive Plan (the “Plan”) on October 29, 2003.  Under Section 4.1 of the Plan, the total number of shares of Common Stock of the Company available for grant of Awards under the Plan was six million (6,000,000) shares.  The Company’s Board of Directors deemed it advisable that the number of shares available for grant of Awards be increased to a total of ten million (10,000,000) shares.  Under Section 13.1 of the Plan the Committee, defined in the Plan as the Compensation Committee of the Company’s Board of Directors, is authorized at any time to amend the Plan.

Amendment

           At a meeting held on March 29, 2004, the Company’s Board of Directors, including both members of the Compensation Committee, unanimously approved amending the Plan to increase by four million the number of shares of Common Stock of the Company available for grant of Awards under the Plan.  Accordingly, the Plan is amended, effective April 1, 2004, by deleting the first sentence of Section 4.1 thereof and substituting in lieu thereof the following sentence:

Subject to adjustment as provided in Section 4.3, the total number of Shares available for grant of Awards under the Plan shall be ten million (10,000,000) Shares, all of which may be granted as Incentive Stock Options.

By authority of the Board of Directors

/s/ Dennis J. Stockwell

Dennis J. Stockwell
Secretary